Exhibit 10.15

CMI ACQUISITION, LLC

RESTRICTED UNIT UNIT AGREEMENT

COVER SHEET

CMI Acquisition, LLC, a Delaware limited liability company (the “Company”), hereby grants restricted unit units (the “RUUs”) relating to the Company’s Common Units (the “Units”), to the Grantee named below, subject to the vesting conditions set forth below. Additional terms and conditions of the RUUs are set forth on this cover sheet and in the attached Restricted Unit Unit Agreement (together, the “Agreement”). Capitalized terms used in this cover sheet and not defined herein shall have the meanings ascribed thereto in the Agreement.

Grant Date:
Name of Grantee:
Number of Units Covered by
the RUUs:

Vesting Schedule:	You will receive a benefit with respect to an RUU only if it vests. Two vesting requirements must be satisfied in order for an RUU to vest: (1) a time-based Service requirement (the “Time-Based Requirement”) and (2) a requirement that the Company complete one of the significant corporate transactions described below (the “Liquidity Event Requirement”) on or before the seventh anniversary of the Grant Date (the “Final Expiration”). You will receive a benefit with respect to an RUU only if the Time- Based Requirement and Liquidity Event Requirement are satisfied on or before the Final Expiration.

•  The Time-Based Requirement will be satisfied in installments as to the RUUs as follows: one-third (1/3rd) of the total number of RUUs shall vest on July 1, 2021, if you continue in Service through and including July 1, 2021, one- third (1/3rd) of the total number of RUUs shall vest on July 1, 2022, if you continue in Service through and including July 1, 2022, and one-third (1/3rd) of the total number of RUUs shall vest on July 1, 2023, if you continue in Service through and including July 1, 2023.

•  The Liquidity Event Requirement will be satisfied (as to any then-outstanding RUUs that have not theretofore expired or been terminated on the earlier to occur of (i) an IPO, or (ii) a Change in Control in either event prior to the Final Expiration.

The determination of the number of RUUs that may vest on any applicable date shall be subject to the rounding convention approved by the Committee (or its designee), which convention may rely on rounding down fractional Units. You may not vest in more than the number of Units covered by your RUUs, as set forth on the cover sheet of this Agreement.

By your acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement. You acknowledge that you have carefully reviewed this Agreement.

Grantee:	Date:
Company:	Date:
Name:
Title:

Attachment

This is not a Unit certificate or a negotiable instrument.

CMI ACQUISITION, LLC

RESTRICTED UNIT UNIT AGREEMENT

Restricted Unit Units	This Agreement evidences an award of RUUs in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement.

Satisfaction of previously promised options	This award of RUUs is granted in lieu of the option grant as described in your employment agreement, effective as of July 1, 2020 (the “Employment Agreement”). The Employment Agreement is being amended on the date hereof to eliminate your right or interest in the option award described in the Employment Agreement. By accepting this award, you acknowledge and agree that you have no right or interest in the option award described in the Employment Agreement.

Rule 701	This Agreement is a written compensation contract within the meaning of Rule 701 under the Securities Act of 1933, as amended (the “Securities Act”), and the grant of RUUs is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701 except to the extent that such RUUs are granted to an “accredited investor” (as defined in Rule 501(a) under the Securities Act).

Transferability

Your RUUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the RUUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your RUUs.

Any and all Units issued to you upon vesting of your RUUs in accordance with this Agreement shall be subject to restrictions on transfer as set forth in the LLC Agreement (as hereinafter defined).

Termination	If your Service terminates for any reason, all RUUs as to which the Time- Based Requirement has not been satisfied as of your termination date shall automatically expire, terminate and be cancelled. You will not satisfy the Time-Based Requirement for any additional Units after Service has terminated for any reason. Should your Service terminate for any reason other than by the Company for Cause, any Units as to which the Time-Based Requirement has been satisfied will (if the Liquidity Event Retirement has not yet occurred) remain outstanding until the first to occur of: (i) satisfaction of the Liquidity Event Requirement or (ii) the Final Expiration. In case of any dispute as to whether your Service has terminated (and the Time-Based Requirement has been satisfied), the Board or Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

LLC Agreement	Any and all Units issued to you upon vesting of your RUUs in accordance with this Agreement shall be subject to the terms and conditions of the Company’s Limited Liability Company Agreement, dated as of March 1, 2020 (as from time to time amended and/or restated) (the “LLC Agreement”). You represent and warrant that you have received and reviewed the LLC Agreement, and that you understand its contents.

Repurchase	You acknowledge and understand that, under certain circumstances described in the LLC Agreement, you may be required to sell to the Company and/or other Persons any or all of the Units issued to you upon vesting of your RUUs in accordance with this Agreement, upon the terms and subject to the conditions of the LLC Agreement.

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work. Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under this Agreement in accordance with the provisions of this Agreement. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Change in Control

Upon the occurrence of a Change in Control in which this award of RUUs is not assumed or continued, immediately prior to the occurrence of such Change in Control, all outstanding RUUs shall, to the extent not assumed or continued, be deemed to have vested, and all Units subject to this Agreement shall be delivered. The Committee may elect, in its sole discretion, to cancel any outstanding RUUs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or Units having a value (as determined by the Committee acting in good faith) equal to the formula or fixed price per Unit paid to holders of Units pursuant to such Change in Control.

Upon the occurrence of a Change in Control in which this award of RUUs is assumed or continued, the RUUs shall become 100% vested upon Involuntary Termination within the twelve (12)-month period following the consummation of the Change in Control.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company, an Affiliate, or their successors for reasons other than Cause; or (ii) your voluntary resignation for Good Reason.

Expiration of Units	If the Liquidity Event Requirement is not satisfied prior to the earlier of the Final Expiration, any RUUs that then remain outstanding (regardless of whether or not, or the extent to which, the Time-Based Requirement has been satisfied) shall automatically expire on such date. Upon the expiration, you will have no further right with respect to such RUUs.

Delivery	Delivery of the Units represented by your vested RUUs shall be made as soon as practicable after the date on which your RUUs vest and, in any event, by no later than March 15th of the calendar year after your RUUs vest.

Evidence of Issuance	The issuance of the Units with respect to the RUUs shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more certificates.

Withholding

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RUUs or the issuance of Units with respect to the RUUs. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the RUUs or the issuance of Units with respect to the RUUs, the Company or any Affiliate shall have the right to (i) require you to tender a cash payment, (ii) deduct the tax or withholding payment from payments of any kind otherwise due to you, (iii) if the Company is publicly traded, permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), whereby you irrevocably elect to sell a portion of the Units to be delivered in connection with the RUUs to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested Units otherwise deliverable under this Agreement to meet such obligations, provided that, to the extent required to avoid adverse accounting consequences to the Company, the Units so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

The Company shall not be liable or responsible in any way for the tax consequences to you relating to the grant, or vesting and related lapsing of any forfeiture conditions, of your RUUs hereunder. You agree that you have been advised to seek and have had an opportunity to seek independent advice regarding, and that you shall determine and be responsible for, any and all tax consequences to you related to the grant, or vesting and related lapsing of any forfeiture conditions, of your RUUs.

Trading Restrictions	If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Restricted Period”) on the date a distribution would otherwise be made pursuant to this Agreement, such distribution shall instead be made as of the earlier of (i) the first date you are not subject to any such policy or restriction and (ii) the later of (A) the last day of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct by you.

Unitholder Rights	You have no rights as a Unitholder with respect to the RUUs unless and until Units relating to the RUUs have been issued to you and either a certificate evidencing your Units have been issued or an appropriate entry has been made on the Company’s books. No adjustments to your Units shall be made for dividends, distributions, or other rights on or with respect to the Units generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made).

No Right to Continued Employment or Other Service	This Agreement and the RUUs evidenced by this Agreement do not give you the right to expectation of employment or other Service by, or to continue in the employment or other Service of, the Company or any Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between you and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate your employment or other Service relationship with the Company or an Affiliate at any time and for any reason.

Company Activity	Your RUUs shall be subject to the terms of any applicable agreement of merger, conversion, liquidation, or reorganization in the event the Company is subject to such activity, consistent with this Agreement.

Changes in Units	If the number of outstanding Units is increased or decreased or the Units are changed into or exchanged for a different number or kind of units or other securities on account of any recapitalization, reclassification, conversion, merger, reorganization, Unit split, reverse Unit split, spin-off, combination of Units, exchange of Units, conversion Unit dividend or other distribution payable in Units, or other increase or decrease in Units effected without receipt of consideration by the Company occurring after the date of this Agreement, the number and kinds of securities for which this grant is made shall be adjusted proportionately and accordingly by the Committee. The conversion of any convertible securities of the Company shall not be treated as an increase in Units without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s Unitholders of securities of any other entity or other assets (including an extraordinary cash dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee shall, in such manner as the Board or the Committee deems appropriate, adjust the number and kind of securities outstanding and subject to this Agreement.

Any adjustments related to Units of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional units or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole number of securities.

Clawback

The RUUs are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of the RUUs earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Governing Law & Venue

You understand and agree that the Company is a Delaware limited liability company and that your RUUs may be part of a contemporaneous grant of similar awards to individuals located in numerous jurisdictions. You agree that this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.

The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be Hennepin County, Minnesota, United States of America, and the courts sitting exclusively in Hennepin County, Minnesota, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

Compliance with Foreign Exchange Laws	Local foreign exchange laws may affect your RUUs or the vesting of your RUUs. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Neither the Company nor any of its Affiliates will be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This statement does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all Applicable Laws and pay any and all applicable taxes associated with the grant or vesting of the RUUs.

This Agreement	This Agreement and the LLC Agreement constitutes the entire understanding between you and the Company regarding the RUUs. Any prior agreements, commitments, or negotiations concerning the RUUs are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter (except to the extent that the provisions of any of the foregoing regarding the RUUs or the grant of any equity incentive award to you).

Disclaimer of Rights	The grant of RUUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement other than those of a general unsecured creditor of the Company. RUUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of this Agreement.

Data Privacy	As a condition of the grant of the RUUs, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to Units awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in this Agreement, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of this Agreement. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of this Agreement or the subsequent holding of Units on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in this Agreement, including any requisite transfer to a broker or other third party with whom you may elect to deposit any Units acquired under this Agreement. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

Notice Delivery	By accepting the RUUs, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its employees.

Code Section 409A

The grant of RUUs under this Agreement is intended to comply with the short-term deferral exemption from Code Section 409A (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with the exemption. Notwithstanding anything to the contrary in this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.

To the extent that the RUUs constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A. If, at the time of your Separation from Service, (i) you are a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of RUUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Joinder to LLC Agreement	If you are not already a party to and bound by the LLC Agreement, as a condition to being issued any Units upon vesting of your RUUs in accordance with the terms and conditions of this Agreement, you must execute and deliver a counterpart signature page to the LLC Agreement in form and substance acceptable to the Company, making you a party to, and bound by, the LLC Agreement with respect to any and all Units issued to you upon vesting of RUUs in accordance with the terms and conditions of this Agreement.

Defined Terms	“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. An entity shall not be considered an Affiliate unless the Company holds a Controlling Interest in such entity. The preceding sentence does not, however, apply for purposes of determining whether Service is uninterrupted for purposes of vesting, exercisability, or expiration.

“Applicable Law” means all state, federal, local and foreign laws, statutes, treaties, rules, codes, ordinances, regulations, rulings, orders, judgments,decrees, permits, certificates and licenses of any governmental authority, including all interpretations of any of the foregoing by a governmental authority having jurisdiction or any arbitrator or other judicial or quasi-judicial tribunal (including without limitation those pertaining to health, safety and the environment).

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” shall mean the Board of Managers of the Company.

“Cause” shall be defined as in your Employment Agreement.

“Change in Control” shall mean, subject to Code Section 409A, the occurrence of any of the following: (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) after the date hereof, except where such sale, lease, exchange or other transfer is to an entity controlled by the Company; (b) the approval by the members of the Company of any plan or proposal for the liquidation or dissolution of the Company; (c) any Person becomes after the date hereof the Beneficial Owner, directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of managers; or (d) a merger or consolidation to which the Company is a party if the Persons who are the members of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving entity representing 50% or less of the combined voting power of the surviving entity’s then outstanding securities ordinarily having the right to vote at elections of managers or directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.

“Committee” shall mean a committee of, and designated from time to time by resolution of, the Board (or, if no Committee has been so designated, the Board).

“Company” shall mean CMI Acquisition, LLC, a Delaware limited liability company, and any successor thereto.

“Controlling Interest” shall have the meaning set forth in Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent,” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

“Employee” shall mean, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto.

“Fair Market Value” shall, for purposes of determining taxable income and the amount of the related tax withholding, be determined by the Committee in good faith using any reasonable method it deems appropriate, provided that the Committee shall determine the Fair Market Value of securities for tax withholding obligations due in connection with sales, by or on behalf of the Grantee, of such securities subject to an Award to pay any tax withholding obligation on the same date on which such securities may first be sold pursuant to the terms of the Agreement in any manner consistent with applicable provisions of the Code, including, without limitation, by using the sale price of such securities on such date (or if sales of such securities are effectuated at more than one sale price, the weighted average sale price of such securities on such date) as the Fair Market Value of such securities, so long as the Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

“Good Reason” shall be defined as in your Employment Agreement.

“Grantee” shall mean the Person named in this Agreement.

“Initial Public Offering” or “1P0” shall mean the first firm commitment underwritten public offering pursuant to an effective registration statement under the Exchange Act covering the offer and sale by the Company of its equity securities, as a result of or following which the shares shall be publicly held.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restricted Unit Unit” shall mean a bookkeeping entry representing the equivalent of one (1) Unit awarded to the Grantee pursuant to this Agreement.

“Securities Market” shall mean an established securities market.

“Separation from Service” shall have the meaning set forth in Code Section 409A.

“Service” shall mean service qualifying the Grantee as a Service Provider to the Company or an Affiliate. The Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as the Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of this Agreement shall be final, binding, and conclusive. If a Service Provider’s employment or other Service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other Service relationship to the Company or any other Affiliate.

“Service Provider” shall mean (a) an Employee, manager or director of the Company or an Affiliate, or (b) a consultant or adviser to the Company or an Affiliate (i) who is a natural person, (ii) who is currently providing bona fide services to the Company or an Affiliate, and (iii) whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s Units.

“Subsidiary” shall mean any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America.

“Unit” means a Common Unit of the Company having the rights, preferences and obligations set forth in the LLC Agreement.

By accepting this Agreement, you agree to all of

the terms and conditions described above.